UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Radian Group Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 231.1000

Re:	Supplemental Information Related to Proposal 2 – Advisory Vote on the Compensation of The Company’s Named Executive Officers

May 18, 2012

Dear Stockholder:

As you may have noted, ISS has issued a voting recommendation on the say on pay proposal for Radian’s upcoming annual meeting that is inconsistent with the recommendation of our Board of Directors. In particular, ISS has stated concerns about the performance conditions of Radian’s 2011 long term incentive (“LTI”) awards. As the Company describes in its proxy statement dated April 26, 2012, the Company has been transitioning to long-term equity awards that are based on measurable and quantitative performance measures. This demonstrates our continued commitment to pay-for-performance and, indeed, ISS acknowledged this transition as “commendable in principle.”

As we describe in our proxy statement, we review and assess, on an ongoing basis, the type and amount of awards in our LTI and other programs to continue to align the interests of our named executive officers (“NEOs”) with those of our stockholders and to enhance long-term stockholder value. As a result of that ongoing evaluation, the Company would like to share with you our plans to make the following changes for the 2012 LTI awards for our NEOs:

•	The grant date fair value of the 2012 LTI awards for each NEO will be at least 20% less than the 2011 LTI awards as reported in the 2011 Summary Compensation Table.

•

The 2012 Performance-Based RSUs will incorporate measures of independent performance in addition to performance relative to the Company’s peers. The 2012 Performance-Based RSUs will require the Company to achieve at least a 150% TSR in order for a NEO to be eligible to receive an award at 100% of target. Also, if the Company’s TSR is negative, no payment will be made under these awards, regardless of how the Company has performed relative to its peer group. Similar to the 2011 awards, the 2012 awards will continue to be based on the Company’s TSR performance as compared to its peer group, but with the addition of these independent performance requirements.

•

The 2012 performance-based stock options will vest only if the closing price of the Company’s common stock at the vesting time exceeds 200% of the option exercise price. This is a significant increase from the 125% threshold required by our 2011 LTI awards.

Please read our proxy statement and consider our reasons for our 2011 compensation, together with our commitment to the 2012 compensation structure outlined above. The Board of Directors urges you to vote FOR Proposal 2 (Advisory Vote on the Compensation of The Company’s Named Executive Officers) on our proxy card.

Sincerely,

Edward J. Hoffman
General Counsel and Corporate Secretary